Exhibit 99

                         ESB FINANCIAL CORPORATION


                                PRESS RELEASE



Release Date:                                     Contact:
------------                                      -------
May 8, 2000                                       Frank D. Martz
                                                  Senior Vice President
                                                  of Operations and Secretary


                           FOR IMMEDIATE RELEASE
                           ---------------------


                   ESB FINANCIAL CORPORATION ANNOUNCES
                          MERGER OF SUBSIDIARIES
                   -----------------------------------


Ellwood City, PA, May 8, 2000 - ESB Financial Corporation (Nasdaq: ESBF) announced today the merger of its two subsidiary savings institutions. Effective as of the close of business on May 5, 2000, Spring Hill Savings Bank, F.S.B. was merged with and into ESB Bank, F.S.B., a federally chartered savings bank now having assets of approximately $1.1 billion and deposits of approximately $498 million. ESB Bank now operates sixteen branch offices located in Western Pennsylvania.

Charlotte A. Zuschlag, President and Chief Executive Officer of ESB Financial Corporation and ESB Bank stated "As initially planned when we acquired Spring Hill Savings Bank earlier this year, this merger gives us the opportunity to consolidate operations and achieve certain economies of scale which were unavailable by having the banks operating separately. Committed to providing superior customer service, we are proud that this merger will introduce several product enhancements."

ESB Financial Corporation is the parent holding company of ESB Bank, F.S.B., which offers a wide variety of financial products and services through sixteen offices in the contiguous Pennsylvania counties of Lawrence, Allegheny, Beaver and Butler. The common stock of the Company trades on the Nasdaq Stock Market under the symbol "ESBF."